Exhibit 5.1

December 21, 2011

Inergy Midstream, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Re:     Inergy Midstream, L.P. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Inergy Midstream, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 7,632,500 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2011.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, (iii) the Partnership’s Certificate of Limited Partnership, (iv) the Inergy Midstream, L.P. Long Term Incentive Plan (the “LTIP”), (v) the Inergy Midstream, L.P. Employee Unit Purchase Plan (the “EUPP” and, together with the LTIP, the “Plans”) and (v) such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter.

We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued in accordance with the terms of the Plans and the instruments executed pursuant to the Plans that govern the awards to which Common Units relate, the Common Units will be validly issued, fully paid and non-assessable.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

This opinion is limited in all respects to the federal laws of the United States of America and to the Delaware Revised Uniform Limited Partnership Act, as interpreted by federal courts and the courts of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.